UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 2, 2009
MINRAD INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32666	870299034
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
50 Cobham Drive, Orchard Park, NY 14127-4121
(Address of principal executive offices)
Registrant’s telephone number, including area code: 716-855-1068
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     On February 2, 2009, the Company received a notice from NYSE Alternext US LLC (the “Exchange”) stating that the Exchange intends to strike the common stock of the Company from the Exchange by filing a delisting application with the Securities and Exchange Commission pursuant to Section 1009(d) of the NYSE Alternext US Company Guide. By letter dated December 11, 2008, the Exchange had advised the Company that the Company was not in compliance with certain provision of the Exchange’s Company Guide (the “Company Guide”), namely Section 1003(a)(i), with stockholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two out of its three most recent fiscal years; 1003(a)(ii), with stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three out of its four most recent fiscal years; 1003(a)(iii), with stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years; and 1003(a)(iv) in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether it will be able to continue operations and/or meet its obligations as they mature.
     By letter dated December 26, 2008 the Company notified the staff it had entered into a definitive merger agreement with Piramal Healthcare, Inc., Piramal Healthcare Limited and Mayflower Acqusition Corp. for the acquisition of the Company and requested that the Exchange continue to list the Company’s stock until consummation of that merger, at which time the Company would voluntarily delist. The Exchange has advised the Company that this response did not constitute a plan of how it intends to regain compliance with the Exchanges listing standards and that therefore, there is no basis for the Exchange to provide a listing extension. It advised the Company it is therefore subject to immediate delisting proceedings. The Company intends to exercise its right request an oral hearing to review the Exchange’s determination. There is no assurance that the Company’s request will be granted.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINRAD INTERNATIONAL, INC. (Registrant)
February 6, 2009	By:	/s/ Charles Trego, Jr.
.Charles Trego Jr.